Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and
Exchange Commission.  Asterisks denote omissions.

OEM PURCHASE AGREEMENT

BY AND BETWEEN

AGILENT TECHNOLOGIES, INC.

AND

CAMBRIDGE HEART, INC.

3/16/01

OEM PURCHASE AGREEMENT

THIS AGREEMENT is entered into between AGILENT TECHNOLOGIES, INC., a Delaware corporation (“Agilent”) and CAMBRIDGE HEART, INC., a Delaware corporation (“Supplier”), effective as of March 16, 2001 (the “Effective Date”).  The parties hereby agree as follows:

1.             SCOPE OF AGREEMENT

1.1           General.  This Agreement specifies the terms and conditions under which Supplier will sell, license and support the OEM Products listed in Exhibit A to this Agreement.  The OEM Products are regarded as “Original Equipment Manufacturer” products that will either be sold separately or incorporated into Agilent Products for resale worldwide under Agilent’s private label.  The OEM Products and the Agilent Products will be marketed, serviced, and supported by Agilent’s field organization and channel partners, subject to the marketing, service, and support obligations of Supplier pursuant to this Agreement.

1.2           Eligible Purchasers.  This Agreement enables Agilent, Agilent Subsidiaries and Agilent Subcontractors to purchase OEM Products from Supplier under the terms of this Agreement or any subsequent Product Addendum.  Unless a Product Addendum specifically refers to and amends a term of this Agreement, the terms and conditions of this Agreement will control and take precedence over any conflicting terms in a Product Addendum.

1.3           Term Of Agreement.  This Agreement will commence as of the Effective Date and continue for a three–year period following the commercial release and receipt of appropriate regulatory approval for the first OEM Products (the “Term”), unless terminated earlier under the terms of this Agreement. After the initial Term, this Agreement will continue automatically for two (2) additional one–year periods, unless terminated earlier under the terms of this Agreement.  This Agreement may be terminated at the end of the initial Term or at the end of any subsequent renewal period if one party provides the other at least 60 days prior notice of its intent to terminate.

2.             DEFINITIONS

The following capitalized terms will have these meanings throughout this Agreement.

2.1           “ASP” means average selling price as defined as the list price for which the OEM products are sold to customers less the average customer discounts (excluding the government discounts) from Agilent.

2.2           “CH 2000 System” means the stress test system meeting the specifications of Exhibit A.

2.3           “Contract Year” means the 12 months commencing with January 1, 2001 and then each calendar year thereafter.

2.4           “Shipment Date” means the date specified in an Order for the delivery of OEM Products by Supplier to the common carrier at the F.O.B. point of origin.

2.5           “Documentation” means the user and technical manuals and other documentation that Supplier will make available with the OEM Products.

2.6           “Eligible Purchasers” mean those parties authorized to purchase OEM Products under this Agreement as listed in Section 1.2 above.

2.7           “Forecast” means Agilent’s estimate of its purchase requirements over a rolling three–month period, or such other period designated by the parties.

2.8           “Agilent Products” means the Agilent products or systems that will incorporate the OEM Products and that will be marketed and sold to end–user customers by Agilent and its distributors.

2.9           “Agilent Property” means all property, including without limitation, models, tools, equipment, copies of designs and documentation and other materials that may be furnished to Supplier by Agilent or on Agilent’s behalf or separately paid for by Agilent (to a third party or to Supplier pursuant to a separate agreement) for use by Supplier in connection with this Agreement.

2.10         “Supplier Property” means all property, including without limitation, models, tools, equipment, copies of designs and documentation and other materials that may be furnished to Agilent  by Supplier or on Supplier’s behalf or separately paid for by Supplier for use by Agilent in connection with this Agreement.

2.11         “Property” means Agilent Property and Supplier Property.

2.12         “Intellectual Property Rights” means all rights in patents, copyrights, moral rights, trade secrets, mask works, Marks and other similar rights.

2.13         “Lead Time” means the time between the date an Order is sent and the Shipment Date.

2.14         “Marks” means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

2.15         “Noncomplying Product” means any OEM Product received by Agilent that does not comply with the Specifications, or otherwise does not comply with the requirements of other provisions of this Agreement.  Noncomplying Products include, without limitation, dead–on–arrival products, overshipments and early shipments.

2.16         “OEM Products” means the products listed in Exhibit A and all related Documentation, Parts and other deliverables provided pursuant to this Agreement.

2.17         “Orders” means a written or electronic purchase order or release issued by Agilent to Supplier for purchase of the OEM Products.

2.18         “Parts” means the replacement parts, components, consumables or other products that may be supplied in conjunction with or as additions to the OEM Products.

2.19         “PM–3” means the patient module for the stress system meeting the specifications of Exhibit A.

2.20         “Product Addendum” means an addendum to this Agreement entered into between Supplier and an Eligible Purchaser naming additional OEM Products and product specific requirements in addition to those requirements specified in this Agreement.

2.21         “Software” means any software or firmware, in object code form only, included or bundled with the OEM Products, as designated in the description of OEM Products in Exhibit A.

2.22         [**] the specifications in Exhibit A.

2.23         “Specifications” means the technical and functional requirements for the OEM Products as specified or referenced in Exhibit A or as agreed to by the parties in writing.

2.24         “Subcontractor” means Agilent dealers, distributors and manufacturers representatives that may purchase OEM Products under the terms of this Agreement on the behalf of Agilent.

2.25         “Subdistributors” means Agilent appointed sub–distributors, sales agents, manufacturer’s representatives and the like that  promote, distribute and sell the OEM Products in accordance with this Agreement.

2.26         “Subsidiary” means an entity controlled by or under common control with a party to this Agreement, through ownership or control of more than 50% of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

2.27         “Support” means ongoing maintenance and technical support for the OEM Products provided by Supplier to Agilent as more fully described in Article 11, Article 12, and Article 13.

2.28         “Technical Information” means Supplier’s manufacturing information and technology necessary to support OEM Products and to exercise any manufacturing rights provided under this Agreement, including, but not limited to, with respect to OEM Products: (i) specifications, software, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) supplier history files; (v) support documentation; and (vi) any additional technical information or materials listed in the Escrow Agreement attached hereto as Exhibit G.

2.29         “Technical Materials” means jigs, fixtures and tools used by Supplier to manufacture the OEM Products, and any production software used in such manufacture.

2.30         “Territory” means the U.S. and worldwide geographic regions designated in the terms of this Agreement where Agilent and its channel partners are authorized to exclusively or non–exclusively distribute the OEM Products designated in the terms of this Agreement.

3.             APPOINTMENT

3.1           Exclusive Appointment.  Subject to the terms and conditions of this Agreement and commencing on the Effective Date, the Supplier appoints Agilent as the Supplier’s exclusive distributor of the CH 2000 System in the United States. Agilent’s distribution rights shall extend to any improved OEM Product or other technology for a stress systems (excluding the Alternans technology and any other technology that is not stress related). The Supplier hereby appoints Agilent as its worldwide exclusive distributor of the [**], except for Japan. Agilent’s exclusive distribution rights shall extend to any improved OEM Product or other technology in a [**] of any system incorporating a stress test function (excluding the Alternans technology and any other technology that is not stress related) developed by Supplier.

3.2           INTENTIONALLY OMITTED

3.3           Exception to Exclusive Appointment. Notwithstanding the above, for 90 days after the Effective Date above Supplier may sell the CH 2000 System to any customer who is a previous purchaser of the CH 2000 System or for whom there was a quote outstanding for a CH 2000 System as of the Effective Date.

3.4           Subdistributors and Manufacturer’s Representatives.  Agilent may appoint Sub–distributors, sales agents and  manufacturer’s representatives to promote, distribute and sell the OEM Products in  accordance with this Agreement.  Agilent shall be entitled to use its standard forms of distribution agreement for such Subdistributors; provided, however, that Agilent shall at all times remain responsible for performance of all of its obligations under this Agreement and shall use its commercially reasonable efforts to bring its Subdistributors into compliance with this Agreement.  If Supplier has actual knowledge of improper acts or omissions on the part of such Subdistributors, it will use reasonable efforts to inform Agilent of such acts or omissions; provided, however, that such obligation shall not relieve Agilent of any of its obligations under this Agreement with respect to such Subdistributors.

3.5           Alliance Managers and Meetings.  Each of the parties has appointed an individual, to facilitate communications between the Parties relating to the OEM Products and the relationship contemplated herein.  Martha Dolan, Alliance Manager is the contact for Agilent  and James Sheppard, Vice President of Operations is the contact for the Supplier.  These individuals shall meet not less than quarterly to discuss the marketing, distribution, forecasts,  sales and business issues of the OEM Products as contemplated hereunder; provided, however, that nothing in this Agreement shall limit Agilent's ability to set prices or ASP for the OEM Products which charges to third parties.  Notice of any change to these appointed individuals shall be provided to the other party.  In addition, Agilent shall provide Supplier (a) within [**] days after the end of each calendar year, a summary report of its marketing and distribution activities with respect to the OEM Products during such calendar year and (b) at least [**] days in advance of the first day of each calendar year, a summary presentation of its proposed activities.

4.             ORDER AND SHIPMENT OF OEM PRODUCTS

4.1              Orders.  Each shipment of OEM Products will be initiated by an Order issued to Supplier by Agilent. Each Order will include: (i) unit quantity; (ii) unit price (as described in Exhibit B hereto); (iii) shipping destination; (iv) Shipment Date; and (v) other instructions or requirements pertinent to the Order.  Agilent may schedule regular intervals for deliveries by an appropriate Order setting forth the intervals.  To the extent of any inconsistency between the terms of an Order and the terms of this Agreement, the terms specified in this Agreement will control and take precedence.

4.2           Order Acknowledgment.   An Order will be deemed to have been placed as of the date of confirmation of receipt of the Order by Supplier; provided, however, that Supplier may reject an Order which is otherwise within Forecasts and Lead Time requirements of this Agreement on the basis of Agilent requested modifications of OEM Products, or inaccuracies or inconsistencies in the Order.  Written notification of rejection of an Order, specifying the reasons therefor, shall be given by Supplier not more than [**] working days after receipt of the Order.  Supplier will confirm the receipt of an Order electronically or through facsimile to Agilent within two working days.  Unless rejected as provided above, Orders within Forecasts and Lead Time requirements of this Agreement will be deemed accepted upon confirmation of receipt by Supplier.  For Orders exceeding Forecast or with requirements outside of the Specifications, Supplier will have [**] additional working days in which to reject the order with respect to the excess or the additional requirements.  If an Agilent

Order exceeds the Forecast or shortens the Lead Time, Supplier will use its commercially reasonable efforts to fill such excess or accommodate such shorter Lead Time.

4.3           Minimum Purchase Obligation.

4.3.1        Agilent shall be obligated to purchase a minimum number of OEM Products, and shall be obligated to make the minimum payments to Supplier as set forth in Exhibit C.

4.3.2        Agilent has the right to purchase OEM Products in advance.  Purchases by Agilent in excess of the minimums for the First Contract Year or the Second Contract Year shall be credited towards the following year’s minimums.

4.3.3        Agilent shall maintain the right to sell the OEM Products which it has purchased from Supplier for a period of [**] following termination of this Agreement, and the terms of this Agreement shall continue to apply to any such sales.

4.4           Emergency Orders.  If Agilent deems it necessary, Agilent may order OEM Products by facsimile on an emergency basis (“Emergency Order”) subject to the availability of such OEM Products in Supplier’s inventory.  Supplier will use its commercially reasonable efforts to ship the Emergency Order to Agilent’s stipulated destinations. Supplier shall notify Agilent of any additional expenses related to such Emergency Orders, and obtain prior approval from Agilent for reimbursement for such charges.

4.5           Forecasts.  On or before the 15th day of each month, Agilent will provide a three  month rolling Forecast of its projected Orders using reasonable commercial efforts to insure the accuracy of such Forecast for each OEM Product.  Any quantities listed in any Forecast or other correspondence between the parties are only good faith estimates made as an accommodation for planning purposes and do not constitute a commitment on Agilent’s part to purchase such quantity. Should the Forecast for the CH 2000 Systems exceed the aggregate minimum of [**] units in Exhibit C at any time during the first three Contract Years, such excess Forecast  shall  be accompanied by a Purchase Order due within 30 days for [**]% of the forecasted volume of CH 2000 Systems in order to mitigate the risk of purchasing the material required to manufacture the CH 2000 Systems. Agilent may revise any Forecasts in its sole discretion; provided, however, that Supplier may reject any increase in forecasted quantities which are greater than [**]% within 30 days of notification or [**]% within 60 days of notification.

4.6           Shipment Requirements.  Supplier will ship  CH2000 Systems directly to Agilent customers, under Agilent’s instructions.  All other shipments are to be sent to Agilent or its distributors.  In the absence of written instructions from Agilent Supplier shall ship OEM Product(s) in a manner consistent with the Supplier’s usual shipping practices.  Any special instructions shall be at Agilent's expense.  All documentation and arrangements for international shipments shall be the responsibility of Agilent.  Agilent will pay all normal and customary shipping charges except as set forth in this Section 4.6 and Section 4.8.  All Orders are required to be shipped complete. Supplier will give Agilent prompt notice if it knows that it cannot meet a Shipment Date or that only a portion of the OEM Products will be available for shipment to meet a Shipment Date.  For partial shipments; Supplier will ship the available OEM Products unless directed by Agilent to reschedule shipment.  If Supplier ships any OEM Product by a method other than as specified in the corresponding Order Supplier will pay any resulting increase in the cost of freight. Agilent may utilize drop shipment options to any Agilent designated delivery destination.  If Agilent designates a drop shipment location outside the country in which the Order is placed Agilent agrees to pay any costs associated with the shipment. Agilent shall be responsible for arranging customer delivery dates with the carrier.  Agilent shall be responsible arranging return shipping via the same common carrier for any OEM Products which the customer refuses.

4.7           Agilent Option To Accept Overshipments.  If Supplier ships more OEM Products than ordered, the amount of the overshipment may either be kept by Agilent for credit against future Orders or returned to Supplier pursuant to Article 7 below, at Agilent’s election.

4.8           Meeting Shipment Dates. Except to the extent an Order exceeds the forecast or shortens the Lead Time, Supplier (i) agrees to use its commercially reasonable efforts to ship within [**] days of Order Acknowledgement unless a longer ship date is requested by the customer (in which case the Supplier will ship to a warehouse and charge Agilent for storage, then ship to the customer) and (ii) guarantees to ship within [**] days of Order Acknowledgement. If due to Supplier’s failure to make a timely shipment, the specified method of transportation would not permit Supplier to meet the Shipment Date, the OEM Products affected will be shipped by air transportation or other expedient means acceptable to Agilent.  Supplier will pay for any resulting increase in the freight cost over that which Agilent would have been required to pay by the specified method of transportation.

4.9           No Advance Shipment.  If OEM Products are shipped more than [**] days in advance of the Shipment Date, Agilent may, at its option, either return the OEM Products pursuant to Article 7 below or delay payment by the amount that the date shipped was earlier than the Shipment Date.

4.10         Title And Risk Of Loss.  Shipments will be F.O.B. Supplier.  Title to OEM Product hardware and media ordered under this Agreement and risk of loss or damage will pass from Supplier to Agilent upon Supplier’s delivery of the OEM Products to the common carrier specified by Agilent subject to the provisions in Sections 4.11 and 4.12 below with respect to packing and handling.

4.11         Packing List.  Each shipment of OEM Products to Agilent must include a packing list that contains at least:

(a)           The Order number and the Agilent part number;

(b)           The quantity of OEM Products or Parts shipped; and

(c)           The Shipment Date.

4.12         Packaging.  Supplier must preserve, package, handle, and pack all OEM Products so as to protect the OEM Products from loss or damage, in conformance with good commercial practice, the Specifications, government regulations, and other applicable standards.  Special static protection must be provided for OEM Products requiring such packaging.

4.13         Responsibility For Damage.  Supplier will be liable for any loss or damage due to its failure to properly preserve, package, handle, or pack OEM Products. Further, Agilent will not be liable for any loss or damage due to a release of chemicals or other hazardous materials to the environment prior to delivery of such OEM Products to the common carrier.

5.             PRICES AND PAYMENT TERMS

5.1           OEM Product Prices.  Supplier’s prices for the OEM Products are listed in Exhibit B, in U.S. currency.  The prices for Parts will be Supplier’s published prices as listed in Exhibit H, less any applicable discounts. Supplier may change the prices for Parts in Exhibit H with [**] notice to Agilent every[**]. OEM Products and Parts will also be subject to any applicable prompt payment discounts.

5.2           INTENTIONALLY OMITTED

5.3           Changed Prices.  If during the Term changed prices or price formulas are put in effect on Parts listed in Exhibit H, such prices or price formulas will apply to all Orders issued by Agilent after the effective date of such prices or price formulas and to all unshipped Orders.

5.4           Payment Procedure.  Payment for OEM Products will be net [**] days, after the latest of: (a) issuance by Supplier of an appropriate invoice or (b) shipment of OEM Products.   Supplier reserves the right to require payment for OEM Products on a C.O.D. or prepaid basis in the event that payment for previously delivered OEM Products has been more than [**] days after the latest of (i) issuance by Supplier of an appropriate invoice or (ii) shipment of OEM Product by Supplier.  Except as otherwise provided in this Agreement associated freight expenses and duties will be paid directly by Agilent.  Agilent will not be liable for any costs related to or payments for unordered or Noncomplying Products.  Any amounts due and owing to Supplier hereunder but not paid by Agilent for [**] days shall bear interest (in U.S. Dollars) at the rate of the lesser of: (i) one per cent (1%) per month; and (ii) the maximum lawful interest rate permitted under applicable law.  Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

5.5           [**] Purchaser Warranty.  [**] during the Term, [**] other [**] which, [**] to the [**] under this Agreement for similar volumes of the [**] as of the date [**] to the [**]. Supplier agrees [**] in this Section in good faith and further agrees that it will [**] of its f[**].  In addition, [**] under this Agreement [**].

5.6           Sales Taxes And Duties.  Prices are exclusive of all taxes or duties after delivery to the designated destination (other than taxes levied on Supplier’s income) that Supplier may be required to collect or pay upon shipment of the OEM Products.  Any such taxes or duties must appear as a separate item on Supplier’s invoice.  Agilent agrees to pay such taxes or duties unless Agilent is exempt from such taxes or duties. Where applicable, Agilent will provide Supplier with an exemption resale certificate.

6.             NONCOMPLYING PRODUCTS

6.1           Repair Or Replacement.  Agilent may elect in its sole discretion, subject to the provisions of Article 19 below, to return, within [**] days of receipt by Agilent, a Noncomplying Product for replacement or repair at Supplier’s expense.  In the event of an overshipment, Agilent may elect to keep the additional units, subject to the payment procedures in Section 5.3.

6.2           Repair Period.  Supplier will return the replacement or repaired OEM Products as soon as possible but in no event later than [**] work days after receipt of the Noncomplying Product from Agilent.

6.3           Product Defect.  Supplier will notify Agilent within [**] hours should a defect in any of the OEM Products be found which it believes is likely to be associated with an Epidemic Failure as set forth in Section 10.4 or cause a Safety Standard Change as set forth in Section 8.6.

7.             RETURN OF PRODUCTS

7.1           Return Materials Authorization.  All OEM Products returned by Agilent to Supplier must be accompanied by a Return Materials Authorization (“RMA”).  Unless further verification is reasonably required by Supplier, Supplier will supply a RMA within [**] work days of Agilent’s request.  Agilent may return the OEM Product without a RMA if Supplier fails to provide one.

7.2           Return Charges.  All Noncomplying Products returned by Agilent to Supplier, and all replacement or repaired OEM Products shipped by Supplier to Agilent to replace Noncomplying Products, will be at Supplier’s risk and expense, including transportation charges (round trip charges for replacement or repaired OEM Products).  If Agilent returns Products which are not Noncomplying Products, then the shipment of those Products to Supplier and then back to Agilent shall be at Agilent's expense, and Agilent shall pay Supplier's normally hourly charges for time spent testing such Products and investigating such claim.

7.3           Duty To Remove Marks Or Destroy Noncomplying Products.  Supplier agrees not to sell, transfer, distribute or otherwise convey any part, component, product or service bearing or incorporating Agilent Marks, part numbers or other identifiers, including any Agilent packaging, copyrights or code, to any party other than to Eligible Purchasers.  Supplier will remove from all rejected, returned or un–purchased OEM Products any such Agilent Marks or identifiers, even if such removal would require destruction of the OEM Products.  Supplier further agrees not to represent that such OEM Products are built for Agilent or to Agilent specifications.

8.             ENGINEERING PROCESS OR DESIGN CHANGES

8.1           Supplier Product Development.

8.1.1        Windows 2000 CH 2000 System.  Supplier agrees to [**] that which is [**] Windows 2000 release of the CH 2000 no later than [**] as set forth in the Specifications in Exhibit A which is attached hereto (the “[**]”).  Should Supplier fail to deliver this, with appropriate FDA regulatory approval by [**], then Agilent’s minimum purchase obligations for the CH 2000 System will be modified as shown in Exhibit D.  Should Supplier [**] then the minimums for the contract [**].

8.1.2        Windows 2000 [**] Development.  With respect to the [**] of the CH 2000 only, Supplier agrees to [**] as set forth in this Paragraph 8.1.2, [**] that which is [**] Windows 2000 [**] of the CH 2000 associated as described in Exhibit A with appropriate CE Mark no later than [**]. If the Supplier meets the [**] release date, Agilent shall  place a purchase order for [**]on the release date.  These [**] shall be credited towards Agilent’s minimum purchase requirement for  [**]. Should Supplier fail to deliver the Windows 2000 [**] of the CH 2000 with appropriate regulatory approval by [**], then Agilent’s minimum purchase obligations for the [**] of the CH 2000 will be modified as shown in Exhibit D.  Should Supplier [**] then the minimums for the contract [**]. Agilent shall provide  $[**] in  non–recurring engineering (NRE) funding  to ensure that the database is [**] specified in Exhibit A, and that the [**]  is tested against an HP PC and printer which meets the minimum hardware specification.  Acceptance by Agilent shall be based on whether the deliverables detailed in Exhibit A meet the Specifications.  Agilent shall be refunded the $[**] paid to supplier if the deliverables do not meet Specifications.  Supplier shall be obligated to obtain the appropriate CE Mark at its expense.

8.1.3        Windows 2000 [**] Release. With respect to the [**] of the CH 2000 only, Supplier agrees to exert best efforts to obtain appropriate FDA regulatory approval as required by Exhibit A no later than [**].  Agilent will reimburse Supplier for their actual, documented costs incurred in developing and obtaining regulatory approval for this release not to exceed $[**].  Reimbursement is contingent on Agilent’s receiving the Supplier’s development/regulatory plan prior to 510K submission for this release, [**] is commercially available and with the appropriate FDA approval and an itemized bill documenting the actual costs is delivered to Agilent. For purposes of this Agreement and termination rights, this funding shall be considered NRE.  Estimated date for providing Agilent with a copy of the regulatory plan  is [**].

8.2           Agilent Product Development. Agilent agrees to [**] its sales of Supplier’s OEM Products.  Supplier agrees to provide a documented output as specified in Exhibit A.

8.3           Supplier Proposed Changes.  Supplier will not, without the prior written consent of Agilent, which shall not be unreasonably denied, make or incorporate in OEM Products any changes (collectively, “Engineering Changes”) which affect the specifications for such OEM Products as set out in Exhibit A hereto.

8.4           Supplier Geographical Relocation.  Supplier will notify Agilent if the final assembly and test processes are going to be relocated with [**] days notice upon approval from Agilent. Supplier is free to relocate domestically without prior approval from Agilent.

8.5           Notice Of Proposed Change.  Supplier will give Agilent notice of any proposed Engineering Change, and will provide evaluation samples and other appropriate information as specified by Agilent at least [**] days prior to the first proposed shipment of any OEM Products involving an Engineering Change.  Regardless of whether Agilent approves a proposed Engineering Change, Lead Time will not be changed except as provided in Section 4.4 above.

8.6           Safety Standard Changes.  Supplier will immediately give notice to Agilent if any upgrade, substitution or other change to an OEM Product is required to make that product meet applicable safety standards or other governmental statutes, rules, orders or regulations, even those that are not defined as Engineering Changes in Section 8.3 above.  All affected OEM Products already purchased by Agilent may, at Agilent’s election, either be returned to Supplier for upgrade to current revisions or upgraded by Agilent in the field pursuant to the procedures outlined in Section 11.7 below.  If an OEM Product meets applicable safety standards and other governmental requirements at the time of manufacture, Agilent and Supplier will allocate the costs of any subsequent upgrade, substitution or other required change required in an equitable manner based on good faith discussions between the parties. If such discussions render no equitable solution, the parties may either mutually agree to escalate the matter to their respective vice presidents or general managers, as applicable, or in the alternative, divide the costs equally between them.  If discussions between their respective vice presidents or general managers, as applicable, reach no equitable solution, then the parties shall be entitled to pursue their rights as set forth in this Agreement.

9.             QUALITY

9.1           Quality Program.  Supplier agrees to maintain an objective quality program for all OEM Products.  Supplier’s program will be communicated to Agilent within [**] days of  the Effective Date, and Supplier shall maintain such Quality program for the term of this agreement and any time where ongoing support is provided to Agilent by the Supplier. Supplier will, upon Agilent’s request, provide to Agilent copies of Supplier’s program and supporting test documentation.

9.2           Agilent’s Right To Inspect.  Agilent has the right to inspect, with reasonable notice, at Supplier’s plant, the OEM Products and associated manufacturing processes.  Manufacturing processes may be inspected at any time during the Term.  Agilent’s inspection may be for any reason reasonably related to this Agreement, including to assure Supplier’s compliance with Agilent’s requirements.  Agilent’s right of inspection will apply as well to any vendor or subcontractor of Supplier to the extent that Supplier can obtain such right. Supplier will inform such vendors or subcontractors of Agilent’s right to inspect, and, if necessary, use all reasonable effort to secure such rights for Agilent.

10.           WARRANTIES

10.1         Product Warranties.  Supplier warrants that all OEM Products will:

(1)           Be manufactured, processed, and assembled by Supplier or by companies under Supplier’s direction;

(2)           Conform to the Specifications, and other criteria referred to in this Agreement or agreed to by the parties in writing;

(3)           Be new, except as otherwise provided by the parties;

(4)           INTENTIONALLY OMITTED

(5)           Be free from defects in design, material and workmanship, when given normal, proper usage;

(6)           Be free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership;

(7)           Be “Year 2000 Compliant.”  Year 2000 Compliant products will perform without error, loss of data or loss of functionality arising from any failure to process, calculate, compare or sequence date data accurately.  In addition, Year 2000 Compliant products will not cause any associated products or systems in which they may be used to fail in any of the ways described above.  This Year 2000 Compliance Warranty will remain in effect through December 31, 2000, notwithstanding any other warranty period specified in this Agreement;

(8)           To the best of its knowledge and belief, not violate or infringe any third party Intellectual Property Rights and Supplier warrants that it is not aware of any facts upon which such claim could be made.  If Supplier learns of any claim or any facts upon which claim could be made, it will promptly notify Agilent of this information;

10.2         Replacement Parts Warranty.  Supplier will provide warranty for one year for replacement parts from date of the training/installation is completed at the site of Agilent's customer.

10.3         Survival Of Warranties.  All warranties specified above will survive any inspection, delivery, acceptance, or payment by Agilent and be in effect for the shorter of eighteen months from the date of shipment by Supplier to Agilent or the one year period following the date of shipment of the OEM Product or the Agilent Product containing the OEM Product to Agilent’s end–user customers.

10.4         Epidemic Failure Warranty.   In addition to the warranties specified above, Supplier warrants all OEM Products against epidemic failure for a period of three years after receipt of that OEM Product or the associated Agilent Product by Agilent’s customers.  An Epidemic Failure means the occurrence of the same failure in any [**] OEM Products delivered or [**] OEM Products delivered, whichever is greater,  within a one–year time frame. Excluded from this are Patient Lead sets and  software bugs which do not materially interfere with the ability of the CH 2000 System to perform its intended function.

10.5         DISCLAIMER.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING ANY OEM PRODUCTS, OR REGARDING THEIR MERCHANTABILITY, OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE OR NON–INFRINGEMENT.

10.6         This warranty shall not apply to the following expendable components: fuses, bulbs, Clip end of Patient cables; nor shall Supplier have any obligation under this Agreement to make repairs or replacements which result, in whole or in part, from catastrophe, fault or negligence of Agilent, any Agilent customer or anyone claiming through or on behalf of Agilent or any Agilent customer, or from improper or unauthorized use of the OEM Products, or use of the OEM Products in a manner for which they were not designed, or by causes external to the OEM Products.

10.7         Agilent's sole remedy and Supplier's exclusive liability for a breach of the warranties specified above shall be, at Supplier's option, the repair or replacement of the Noncomplying Product, or a refund of the price paid for such Product.  SUPPLIER DOES NOT WARRANT THAT USE OF THE OEM PRODUCTS SHALL BE UNINTERRUPTED OR ERROR–FREE.

11.           SUPPORT SERVICES

11.1         General.  Supplier will provide Agilent with Support for the OEM Products as specified in the Support Terms attached in this Section 11 and Sections 12 and 13.  Supplier will maintain such number of qualified personnel as is necessary to provide timely and knowledgeable maintenance and support service.  Supplier warrants that all Support will be provided in a professional and workmanlike manner. Agilent acknowledges that Supplier may independently offer and provide support services to OEM Product customers.  However in no event may Supplier use Agilent Confidential Information or  Agilent Property to provide such support without Agilent’s prior consent. SUPPLIER ON BEHALF OF ITSELF AND ITS AFFILIATES AND SUCCESSORS HEREBY EXPRESSLY DISCLAIMS  ALLOTHER WARRANTIES EXPRESS OR IMPLIED WITH REGARD TO SUCH SUPPORT SERVICES INCLUDING BUT NOT LIMITED TO ANY WARANTIES OF MERCHANTABILITY NON–INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

11.2         Customer Support.  Agilent shall be the first line of customer support for the OEM Products. Agilent will triage the Customer call to determine which part needs to be repaired.  Agilent will place an order on the Supplier for the replacement parts. The Supplier will ship the parts directly to the Customer.  If the Customer is under warranty there is no charge for the parts.  If the Customer is not under warranty the cost of the replacement parts is shown in Exhibit H. However, Supplier recognizes that certain inquiries may not be answerable by Agilent and Supplier agrees to provide second tier support and assistance to Agilent as may be necessary after Agilent has made reasonable attempts to resolve customer issues.

11.3         New Agilent Products.  Upon request by Agilent, Supplier will use all reasonable efforts to provide Agilent with the OEM Products adapted for use with new releases of Agilent Products within timeframes and at such additional costs, including development costs, if any, to be negotiated by the parties, provided that Agilent makes available to Supplier such Agilent Property as may be reasonably necessary for Supplier to develop any adaptation.

11.4         Substitute Products.  If Supplier develops any products that are more efficient or less expensive than the comparable CH 2000 System [**] the CH 2000 System available under this Agreement, Agilent will have the right to substitute the newer products for all subsequent purchases under this Agreement at the price then being charged for comparable volumes of such newer products to Supplier's best customer.  Such substitute products must be compatible with the current version of the Agilent Products.

11.5         Failure Rate Calculation. As the first line of customer support Agilent will be responsible for calculating the failure rate of the OEM products.  If a part is replaced or repaired and the customer problem is eliminated then the part will be counted as a failure. If the parts that have been replaced are tested by the Supplier and then are not defective the Supplier will be responsible for communicating back to Agilent to ensure that the Agilent support team is not incorrectly swapping parts. Software bugs which do not materially interfere with the ability of the CH 2000 System [**] to perform its intended function are excluded from the Failure Rate Calculation.

11.6         Trigger Failure Rate: Supplier shall use reasonable commercial efforts to achieve an actual failure rate below [**]%.  Should Agilent notify the Supplier in writing that: (i) the actual failure rate reached [**] units or [**]% per year, whichever is greater, for all OEM Products (other than patient lead sets and cables) delivered; or (ii) the actual failure rate reached [**] units or [**]%, whichever is greater, for patient lead sets and cables (the rate in (i) or (ii), as the case may be, the "Trigger Failure Rate"), Supplier will provide additional engineering and technical support to develop a root cause analysis and action plan that, upon full field implementation, will bring the actual failure rate down to below the Trigger Failure Rate within [**] days of written notice from Agilent.  This trigger rate is applied only after Agilent has supplied Supplier with all failed parts and the circumstances of their failure, so that Supplier can perform a failure analysis. If the root cause analysis shows that a portion of the actual failure rate is due to rejected parts that have been found to be conforming, then the Supplier will meet with Agilent and the failure rate will be recalculated.  If the recalculated failure exceeds the Trigger Failure Rate, then Supplier will then implement such root cause analysis and action plan within the immediately succeeding [**] day period. Should Supplier fail to provide such support, Agilent shall have the option to provide such engineering and technical support, or use a third party to do so, at Supplier’s expense. Supplier shall provide Agilent or its subcontractors with immediate access to the information on Deposit pursuant to the Escrow Agreement for the purpose of remedying this failure.

11.7         Class Failure Remedies.  Upon the occurrence of any of the following events: (i) a failure rate exceeding the Trigger Failure Rate; (ii) an epidemic failure as described in Section 10.4 for which Agilent has given Supplier written notice; or (iii) a safety change under Section 8.6 above (each referred to as a “Class Failure”), Agilent will have the following additional remedies for a [**] period commencing upon receipt by Agilent’s end–user customer of the OEM Product or the corresponding Agilent Product.

(1)           In the event of notification by Agilent of a Class Failure, Supplier will provide Agilent no later than  [**] days following such notification, a root cause analysis and corrective action plan.  Agilent will make available such information and assistance reasonably required to allow Supplier to conduct its root cause analysis and provide its corrective action report. Supplier will then implement such root cause analysis and action plan within the immediately succeeding [**] day period.

(2)           If, after review of the root cause analysis and corrective action plan, Agilent determines in its reasonable opinion that the Class Failure necessitates a field stocking recall or customer based recall or retrofit, Agilent may then elect to have the OEM Products: (i) returned to Supplier for repair or replacement; (ii) repaired or replaced by Agilent in the field, including products in distributor inventory and Agilent’s installed base.  If Agilent chooses to perform a field repair, Supplier will provide the appropriate replacement OEM Products, Parts or upgrades free of charge to Agilent.  Such OEM Products, Parts or upgrades will have the highest shipping priority.

(3)           Except as provided in Section 8.6 above regarding safety standard changes, Supplier will, within [**] days after completion of the recalls or retrofits, reimburse Agilent for its reasonable and direct labor costs in performing such services.

(4)           In the event of a Class Failure which Supplier has failed to remedy within [**] days from the initial occurrence of Class Failure, Agilent shall be entitled to terminate this Agreement without penalty.  Should such Class Failure occur within the First Contract Year for any OEM Product, Supplier shall reimburse Agilent for all NRE payments made by Agilent to Supplier.

11.8         Survival Of Support Obligations.  Supplier’s maintenance and support obligations specified in this Section 11, and in Sections 12, 13 and 14 will run for the Term and any additional periods under Section 1.3 above and will continue for a period of the lesser of [**] after Supplier ship the last OEM product to Agilent or [**] after Agilent ships the last Agilent Product or an OEM Product.  This obligation includes making necessary Parts available to Agilent, as further provided in the Support Terms.

12.           OBSOLESCENCE AND MANUFACTURING RIGHTS

12.1         Lifetime Buy Rights. Supplier acknowledges its obligation to manufacture, supply and support the OEM Products without interruption for the Term.  If, however, Supplier seeks to discontinue the supply or support of any OEM Product (a “Discontinued Product”), Supplier will give notice to Agilent no less than [**] in advance of the last date the Discontinued Product can be ordered.  After receipt of notice of discontinuance, Agilent may, at its option, purchase from Supplier on a one-time basis such quantity of the Discontinued Product as Agilent deems necessary for its future requirements.

12.2         Agilent’s Right to Manufacture.  Subject to the terms of Section 12.1 above, Supplier grants to Agilent, under Supplier’s Intellectual Property Rights, a non–exclusive, worldwide, royalty–bearing  license to use, modify, reproduce, import, manufacture, distribute, offer for sale and sell the Discontinued Product.  Agilent may sublicense these rights to third parties, provided any such third party complies with the terms of this license and any associated obligations of confidentiality.  Agilent will pay Supplier a royalty of $[**] for each CH 2000 [**] Agilent produces and sells.  This Right shall continue for the length of the Term of the contract and shall be extendable in accordance with Section 1.3.  In the event Agilent elects to exercise this right:

(1)           Supplier will release to Agilent all Technical Information or other materials deposited under the terms of the Escrow Agreement described below, necessary for the manufacture of the Discontinued Product.  Agilent will keep all Technical Information confidential in accordance with the terms of Article 19 below.  If Supplier has failed to place Technical Information in escrow or to update the escrow as provided below, Agilent may use the measures described in paragraphs 2–5 below to obtain such information.

(2)           Supplier will furnish to Agilent all Technical Materials at their book value within [**]  days after Agilent has notified Supplier of its exercise of its rights under this Article 12.2.  If the materials are not delivered within this time period, Agilent will have the right to collect such materials at Supplier’s plant or offices and Supplier agrees to assist Agilent in such collection.  Agilent will pay amounts due on such Technical Materials within [**] days after receipt of Supplier’s invoice or receipt of the Technical Materials, whichever is later.  If Agilent has to use measures to collect the Technical Materials itself, it may deduct its reasonable costs from the book value of the Technical Materials.

(3)           Supplier will furnish to Agilent within [**] days after Agilent’s written request, the names and addresses of Supplier’s sources for Parts not manufactured by Supplier, including the appropriate part numbers for commercially available equivalents of electronic parts.  Supplier will use all reasonable efforts to ensure that Agilent will have the right to purchase all such Parts directly from Supplier’s vendors.

(4)           Supplier will furnish to Agilent without charge all Parts catalogues, schematics, material lists, engineering change orders, and other servicing documentation deemed necessary by Agilent to service and support the Discontinued Product.

(5)           Supplier will assign to Agilent any license rights it may have with third parties for software, documentation or any intellectual property used in the manufacture of the Discontinued Product, to the extent Supplier has the right to assign such rights.

12.3         Consulting Services.  In support of Technical Information conveyed to Agilent, Supplier will provide

(1)           Up to [**] hours of consulting services, as required by Agilent, provided that Agilent bears the cost of reasonable travel expenses; and

(2)           Additional consulting services at the rate of [**] dollars ($[**]) per eight hour work day, plus reasonable travel expenses of those so engaged.

12.4         Escrow Agreement. At Agilent’s request and as security for the fulfillment of Supplier’s obligations under this Agreement, Supplier will deposit a copy of the Technical Information, including any source code for all software contained in the OEM Products (the “Deposit”) pursuant to the terms of the third–party Escrow Agreement, attached as Exhibit G.  Agilent will have the right to inspect and verify that the appropriate Deposit of current and complete information is being made.   The Deposit will be updated by Supplier on a regular basis, but no less than semi–annually, and at least once immediately prior to Agilent’s exercise of its rights hereunder upon giving Supplier five (5) days prior written notice.

13.           TRAINING

13.1         Technical Training.  Supplier will provide up to [**] technical/service training sessions for up to [**] days each at its place of business or at Agilent’s Andover facility sufficient to allow Agilent personnel skilled in the relevant field to become fully familiar with the technical attributes each OEM Product and the service of each OEM Product.  If training is held elsewhere, Agilent will be responsible for reasonable travel expenses for Supplier's personnel, provided expenses are discussed and agreed upon in advance.  Training will be at no charge to Agilent.  Supplier will provide product literature, learning products, and service manuals for each OEM Product, provided that in no event shall the source code or source listings of Software by required to be disclosed or provided by Supplier to Agilent pursuant to this Section 13 or as otherwise required under this Agreement.  Agilent may further request and Supplier will provide additional training at no charge as reasonably necessary to inform Agilent personnel of upgraded, enhanced or new versions of the OEM Products, but in no event shall Supplier's personnel be required to spend more than [**] man-hours per year in providing such additional training.  Other training will be provided upon mutually agreeable terms and conditions.

13.2         Sales Training. Supplier will provide up to [**] sales training sessions for up to [**] days each at its place of business or at Agilent’s Andover facility sufficient to allow Agilent to become fully familiar with each OEM Product and its market.  If training is held elsewhere, Agilent will be responsible for reasonable travel expenses of Supplier's personnel, provided expenses are discussed and agreed upon in advance.  Training will be at no charge to Agilent.  Supplier will provide product literature, learning products, service manuals, lap-top based sales demonstration software, and all other sales tools that have been created for each OEM Product.  Agilent may further request and Supplier will provide additional training at no charge as reasonably necessary to inform Agilent personnel of upgraded, enhanced or new versions of the OEM Products, but in no event shall Supplier's personnel be required to spend more than [**] man-hours per year in providing such additional training.  Other training will be provided upon mutually agreeable terms and conditions.

13.3         Agilent’s Rights In Training Classes and Materials. Subject to the terms of Section 20 of this Agreement, Agilent may at no charge use, reproduce, modify, display and perform either internally or for Agilent’s customers, all training classes, methods, and materials supplied or developed by Supplier under this Agreement.  Agilent’s use may be in any manner Agilent reasonably deems appropriate.

14.           MARKETING AND LICENSING

14.1         Marketing and Promotional Material.  Agilent and Supplier must approve all marketing and promotional materials that reference the other party’s products prior to their use by the other party.

14.2         Marketing Authority. Subject to the territorial limitations set forth in Section 3.1  above, Agilent will have the authority to market the OEM Products and the Agilent Products containing the OEM Products to the extent it deems appropriate, in its sole discretion.  Without limiting the generality of the foregoing sentence, nothing in this Agreement will be construed or interpreted to place a “best efforts” obligation upon Agilent with respect to marketing the Agilent Products or OEM Products or preclude Agilent from independently developing, purchasing, licensing, or marketing any product which performs the same or similar function as the OEM Products.  Agilent will have the right to use its own business and license terms for all marketing and distribution of the OEM Products and Agilent Products.

14.3         No Rights In Marks. Except as otherwise specified in the private labeling section below, nothing in this Agreement should be construed to grant either party any rights in the Marks of the other party.  Supplier acknowledges, however, that Agilent may use the name of Supplier and the name of the OEM Products in advertising and marketing the OEM Products or the Agilent Products.  The OEM Products will be affixed with copyright notices sufficient to give notice as to the rights of the parties in their respective products.

14.4         Private Labeling. If Agilent decides during the Term to create Agilent private label versions of the OEM Products, Supplier will ensure that the OEM Products contain the Agilent Marks, serial number format and packaging specified by Agilent and conforming to Agilent specifications for external appearance (which will not require any material change in form or dimensions of the OEM Products or require commercially unreasonable actions).  Except as provided herein, Supplier will have no other right or license in any Agilent Marks.

14.5         Documentation License. Supplier hereby grants Agilent a non–exclusive, non–transferable, worldwide fully paid up license to use, reproduce, distribute and prepare derivative works in Agilent’s name all Documentation and other information, other than confidential information, furnished by Supplier under this Agreement.  Agilent's use of such derivative works shall be subject to Supplier's prior written approval, such approval not to be unreasonably withheld or delayed. Agilent may not reproduce such Documentation without Supplier’s logo, other identification of source, and copyright notices affixed to such copies of Documentation in the same manner in which they were affixed to those copies of Documentation provided by Supplier to Agilent ("Supplier Marks").  Agilent shall not remove or obscure any such logo, identification and notices if Agilent is distributing such copies of Documentation provided by Supplier.  These rights with respect to the Documentation will extend to Agilent Subsidiaries and third party channels of distribution.

14.6         Software License.

14.6.1      Supplier grants to Agilent a nonexclusive, nontransferable license to use the Software included in the OEM Products and, for each OEM Product that it purchases from Supplier, to distribute one copy of such Software to end users in who have signed a Software License Agreement in a form substantially the same as the attached Exhibit F.

14.6.2      Agilent shall not distribute the Software or enable its use except in accordance with this Section 14.6.

14.6.3      Agilent shall promptly notify Supplier of any breaches of such terms that become known to Agilent.

14.6.4      Supplier shall have reasonable rights, not more than one time per year and at Supplier’s expense, via an independent auditor to audit those records of Agilent necessary to insure adherence to this Article 14 and shall not use any information learned in such audit for any other purpose.

14.6.5      The licenses granted shall survive the termination of this Agreement.

14.6.6      Agilent may add a warranty of its own choosing to the license agreement with its licensees, after the Effective Date of this Agreement without Supplier’s consent. Agilent may also change that warranty from time to time without Supplier’s consent.  Agilent shall disclaim for itself and Supplier any other warranty to its licensees other than the warranty included in the software license.

15.           INTELLECTUAL PROPERTY PROTECTION

15.1         Supplier’s Duty To Defend.  Except as provided in this Section 15.1, Supplier will defend and hold harmless Agilent and its Subsidiaries, Subcontractors and customers from any claim that:  (A) any OEM Product, any Software, Documentation or a Supplier Mark, or any product provided as part of Supplier’s Support services constitutes an unauthorized use or infringement of any third party’s Intellectual Property Rights; or (B) a violation of Section 7.3 above; provided, however, that with respect to both (A) and (B):  (i) Agilent shall have provided Supplier notice of the claim pursuant to Section 15.2; and (ii) Supplier shall have sole control and authority with respect to the defense, settlement and compromise thereof. Supplier will pay all costs, damages and expenses (including reasonable attorneys’ fees) incurred by Agilent, its Subsidiaries, Subcontractors or customers and will pay any award with respect to any such claim or agreed to in any settlement of that claim in accordance with the terms of this Section 15.1.  Supplier shall have no obligation for any claim of unauthorized use or infringement arising from: (i) any combination of the OEM Product with products not supplied by Supplier, where such unauthorized use or infringement would not have occurred but for such combination; (ii) the adaptation or modification of the OEM Product, where such unauthorized use or infringement would not have occurred but for such adaptation or modification; (iii) the use of the OEM Product in an application for which it was not designed or intended, where such unauthorized use or infringement would not have occurred but for such use; (iv) Agilent's continued use of a version of an OEM Product other than the most recently released version, where such unauthorized use or infringement would not have occurred if such most recently released version had been used; or (v) a claim based on intellectual property rights owned by Agilent or any of its Affiliates.

15.2         Agilent’s Duty To Notify.  Agilent will give Supplier prompt written notice of any such claim or action, and will give Supplier the authority, information, and reasonable assistance (at Supplier’s expense) necessary to defend.   If Supplier does not diligently pursue resolution of the claim nor provide Agilent with reasonable assurances that it will diligently pursue resolution, then Agilent may, without in any way limiting its other rights and remedies, defend the claim.

15.3         Remedies For Infringing Products.  If the use of any OEM Product provided hereunder is enjoined (the “Infringing Product”), Supplier will, at its sole expense and option:

(1)           Procure for Agilent and its customers the right to continue using the Infringing Product;

(2)           Replace the Infringing Product with a non–infringing product of equivalent function and performance; or

(3)           Modify the Infringing Product to be non–infringing, without detracting from function or performance.

                If Supplier is not able to provide any of the above remedies, Supplier may withhold further shipments of infringing or potentially infringing OEM Products and Agilent shall be relieved of its minimum purchase obligations.

15.4            INTENTIONALLY OMITTED

15.5         Agilent's Duty to Defend.  Except as provided in this Section 15.5, Agilent will defend and hold harmless Supplier and its subsidiaries and subcontractors from any claim that any Agilent product containing an OEM Product constitutes an unauthorized use or infringement of any third party’s Intellectual Property Rights; provided, however, that:  (i) Supplier shall have provided Agilent notice of the claim pursuant to Section 15.6; and (ii) Agilent shall have sole control and authority with respect to the defense, settlement and compromise thereof.  Agilent will pay all costs, damages and expenses (including reasonable attorneys’ fees) incurred by Supplier, its subsidiaries and subcontractors and will pay any award with respect to any such claim or agreed to in any settlement of that claim in accordance with the terms of this Section 15.5.  Agilent shall have no obligation for any claim of unauthorized use or infringement arising from: (i) any combination of the Agilent product with products not supplied by Agilent, where such unauthorized use or infringement would not have occurred but for such combination; (ii) the adaptation or modification of the Agilent product, where such unauthorized use or infringement would not have occurred but for such adaptation or modification; (iii) the use of the Agilent product in an application for which it was not designed or intended, where such unauthorized use or infringement would not have occurred but for such use; (iv) Supplier's continued use of a version of an Agilent product other than the most recently released version, where such unauthorized use or infringement would not have occurred if such most recently released version had been used; (v) a claim for which Supplier is required to defend and hold harmless Agilent in accordance with Section 15.1 above; or (vi) a claim based on intellectual property rights owned by Agilent or any of its Affiliates.

15.6         Supplier’s Duty To Notify.  Supplier will give Agilent prompt written notice of any such claim or action, and will give Agilent the authority, information, and reasonable assistance (at Agilent’s expense) necessary to defend.   If Agilent does not diligently pursue resolution of the claim nor provide Supplier with reasonable assurances that it will diligently pursue resolution, then Supplier may, without in any way limiting its other rights and remedies, defend the claim.

15.7         This Section 15 states the sole remedy and the exclusive liability of each party in the event that an OEM Product infringes on or misappropriates the intellectual property rights of any third party.

16.           COUNTRY OF MANUFACTURE AND DUTY DRAWBACK RIGHTS

16.1         Country Of Origin Certification. Upon Agilent’s request, Supplier will provide Agilent with an appropriate certification stating the country of origin for OEM Products, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States.

16.2         Country Of Origin Marking.  Supplier will mark each OEM Product, or the container if there is no room on the OEM Product, with the country of origin. Supplier will, in marking OEM Products, comply with the requirements of the customs authorities of the country of receipt.

16.3         Duty Drawback.  If OEM Products delivered under this Agreement are imported, Supplier will when possible allow Agilent to be the importer of record.  If Agilent is not the importer of record and Supplier obtains duty drawback rights to OEM Products, Supplier will, upon Agilent’s request, provide Agilent with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to Agilent.

17.           GOVERNMENTAL COMPLIANCE

17.1         Duty To Comply. Each party agrees to comply with all federal, state, local and foreign laws, rules, and regulations applicable to its performance of this Agreement or to OEM Products.  Without limiting the generality of the foregoing sentence, each party represents that:

(1)           Each party will comply with all equal employment opportunity and non–discrimination requirements prescribed by Presidential Executive Orders, including the requirements of Executive Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veterans’ Readjustment Assistance Act;

(2)           Each chemical substance contained in OEM Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act;

(3)           All OEM Products will be shipped in conformance with government or freight regulations and requirements applicable to chemicals; and

(4)           Each party will provide complete and accurate material safety data sheets prior to shipping any OEM Product.

17.2         Procurement Regulations.  For OEM Products purchased under this Agreement for incorporation into products to be sold under a federal contract or subcontract, those applicable procurement regulations that are required by federal statute or regulation to be inserted in contracts or subcontracts will be deemed incorporated in this Agreement and made to apply to all Orders so long as Agilent provides a copy of those procurement regulations when submitting such Order to Supplier.  Supplier may reject such Order if it is unwilling or unable to comply with such procurement regulations.

17.3         Ozone Depleting Substances.  Supplier hereby certifies that no OEM Product nor any component of any OEM Product:

(1)           Contains any “Class 1 Substance” or “Class 2 Substance”, as those term are defined in 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended; or

(2)           Has been manufactured with a process that uses any Class 1 or Class 2 Substance within the meaning of 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended.

18.           FORCE MAJEURE EVENTS

18.1         Delaying Causes.  Subject to the provisions of this Article, Supplier will not be liable for any delay in performance under this Agreement caused by any “act of God” or other cause beyond Supplier’s reasonable control and without Supplier’s fault or negligence (a “delaying cause”).  Notwithstanding the above, Supplier will not be relieved of any liability for any delay or failure to perform its defense obligations with respect to third party Intellectual Property Rights or furnish remedies for Infringing Products as described in Article 15 above or from Indemnity in Article 22 below.

18.2         Agilent Option.  Supplier will immediately give Agilent notice of any delaying cause and its best estimate of the expected duration of such cause.  In the event of a delaying cause, Agilent may act in its sole discretion to:

(1)           Terminate this Agreement or any part hereof as to OEM Products not shipped; or

(2)           Suspend this Agreement in whole or in part for the duration of the delaying cause, buy similar products elsewhere, and deduct from any quantities specified under this Agreement the quantity so purchased; provided, however, that Agilent may not excuse its payment obligations under this Section 18.2, to the extent that Supplier continues to perform its obligations under this Agreement.

18.3         Resumption Of Agreement.  If Agilent elects to purchase other similar products in the event of a delaying cause, Agilent may resume performance under this Agreement once the delaying cause ceases and extend the Term up to the length of time the delaying cause endured.  Unless Agilent gives notice of termination as provided above within 30 days after notice from Supplier of the delaying cause, Agilent will be deemed to have elected to suspend this Agreement for the duration of the delaying cause.

19.           EVENTS OF DEFAULT

19.1         Notice Of Breach.  If either party is in breach of any provision of this Agreement, the nonbreaching party may, by notice to the breaching party, except as otherwise prohibited by the United States bankruptcy laws, terminate this Agreement or any Order, unless the breaching party cures the breach within 30 days after receipt of such notice.

19.2         Causes Of Breach.  For purposes of Section 19.1 above, the term “breach” includes without limitation any:

(1)           Proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a party;

(2)           Appointment, with or without a party’s consent, of a receiver or an assignee for the benefit of creditors;

(3)           Failure by Supplier to make [**] shipments of OEM Products in accordance with the requirements of this Agreement or any Order;

(4)           Failure by Supplier to replace or repair Noncomplying Products over a period of three months in a timely manner as required by Articles 4 or 6 above;

(5)           Failure by Agilent to make timely payment of any sums due the Supplier and such failure is not cured within 30 days after notice thereof from Supplier; or

(6)           Other failure by a party to comply with any material provision of this Agreement which is not cured within 30 days after receipt of notice.

19.3         Agilent’s Rights Upon Breach.  Upon any event of default by Supplier, and in addition to any other remedies Agilent may have at law or in equity and in addition to any other remedies provided Agilent under this Agreement, Agilent shall be relieved of its obligations for minimum payments to Supplier and shall have the right to reimbursement for any NRE expenses previously paid by Agilent under Article 8, such NRE expenses depreciated on a straight–line basis over a 12–month period.  In addition Agilent may procure, upon such terms and in such manner as Agilent reasonably deems appropriate, products similar to the OEM Product as to which this Agreement is terminated or may exercise its manufacturing rights as set forth in Article 12.  Supplier agrees to continue the performance of this Agreement to the extent not terminated under the provisions of this Section 19.3.

19.4         Supplier’s Rights Upon Breach.  Upon any event of default by Agilent, and in addition to any other remedies Supplier may have at law or in equity, Supplier may cancel any outstanding Order, refuse to take further Orders or make further deliveries, cancel any discount given, and declare all obligations immediately due and payable.  Supplier shall have all the remedies of a secured party under the Uniform Commercial Code and any other applicable law.

19.5         Purchase Hold.  If any Eligible Purchaser having the right to purchase an OEM Product under this Agreement or under any other agreement with Supplier believes in good faith that an OEM Product is defective and cannot be resold in its current state, then, irrespective of any other rights provided Agilent hereunder, Agilent may implement a purchase hold to suspend purchases of such OEM Products without any liability.  Such purchase hold may be removed if Agilent reasonably believes that Supplier has taken sufficient action to correct the defect or given sufficient assurances that such defect will be corrected within a reasonable time.

20.           CONFIDENTIAL INFORMATION

20.1         Confidential Information.  During the Term, a party (the “Recipient”) may receive or have access to certain information of the other party (the “Discloser”) that is marked as “Confidential Information” at the time of disclosure or if unmarked (e.g., orally or visually disclosed) is designated as being confidential at the time of disclosure and is confirmed as such in writing by the Discloser within thirty (30) days of the disclosure.  Confidential Information shall include, though not limited to, information or data concerning the Discloser’s products or product plans, business operations, strategies, customers and related business information.  The Recipient will protect the confidentiality of Confidential Information of the Discloser with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care, under the terms of the Confidential Disclosure Agreement attached as Exhibit E (the “CDA”) for a period of [**] after the termination or expiration of this Agreement, except as otherwise provided in this Agreement  or its Exhibits.  To the extent any term of this Agreement conflicts with any term in the CDA, the terms of this Agreement will control and take precedence.  Confidential Information may only be used by those employees of the Recipient who have a need to know such information for the purposes related to this Agreement.  The parties acknowledge that all Technical Information and Forecasts are deemed Confidential Information to be protected for a term of [**] from the date of disclosure.

20.2         Exclusions.  The foregoing confidentiality obligations will not apply to any information that is (a) already known by the Recipient prior to disclosure, (b) independently developed by the Recipient prior to or independent of the disclosure without violating any rights of confidentiality, (c) publicly available through no fault of the Recipient, (d) rightfully received from a third party with no duty of confidentiality to the Discloser, (e) disclosed by the Recipient with the Disclosure’s prior written approval, (f) disclosed under operation of law, or (g) required to be disclosed under the rules and regulations promulgated by the Securities and Exchange Commission.

21.           INSURANCE REQUIREMENTS

21.1         Insurance Coverage. Supplier will maintain Comprehensive or Commercial General Liability Insurance (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of $5,000,000 combined single limit per occurrence and $7,000,000 in the aggregate, for claims of bodily injury, including death, and property damage that may arise from use of the OEM Products or acts or omissions of Supplier under this Agreement.  Each policy obtained by Supplier will name Agilent, its officers, directors and employees as additional insurers.  Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered thereunder. In addition, such policies will permit Supplier to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against Agilent.  Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of 30 days written notice to Agilent of any cancellation or reduction in coverage.  Certificates of insurance evidencing the required coverage and limits will be furnished to Agilent before any work is commenced hereunder, and Supplier will deliver copies of policies or certificates to the Agilent contact listed in Section 3.5.

21.2         Claims Made Coverage. If any policies have “claims made” coverage, Supplier will maintain such coverages with Agilent named as an additional insured for a minimum of three years after termination of this Agreement.  Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement

21.3         Additional Requirements. All deductibles on policies providing coverage will be paid by Supplier.   In the event Supplier is self insured for matters described in Section 21.1, Supplier agrees to respond to any claims or losses made against or incurred by Agilent in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar suppliers.  In no event will the coverages or limits of any insurance required under this Article 21, or the lack or unavailability of any other insurance, be deemed to limit or diminish Supplier’s obligations or liability to Agilent under this Agreement.

22.           INDEMNITY AND LIMITATION OF LIABILITY

22.1         Indemnity by Supplier.  Supplier shall indemnify and hold harmless Agilent, its directors, officers, trustees, subcontractors, employees and agents from all causes of action, liability, claims, suits, damages, expenses, costs incurred, including reasonable attorneys’ fees, by or imposed upon Agilent to the extent they are determined by a court of competent jurisdiction in a proceeding to which Supplier is a party to result from (i) any act or omissions, intentional or negligent on the part of Supplier, its employees or agents; or (ii) product liability claims or strict liability claims resulting from Supplier’s design or manufacture of OEM Products.

22.2         Indemnity by Agilent.  Agilent shall indemnify and hold harmless Supplier, its directors, officers, trustees, subcontractors, employees and agents from all causes of action, liability, claims, suits, damages, expenses, costs incurred including reasonable attorneys’ fees by or imposed upon Supplier to the extent they are determined by a court of competent jurisdiction in a proceeding to which Agilent is a party to result from (i) the act or omissions, intentional or negligent on the part of Agilent, its employees or agents in connection with this Agreement or (ii) product liability claims or strict liability claims resulting from Agilent's products.

22.3         LIMITATION OF LIABILITY.  NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES OF THE OTHER ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT, OR DELAY OR FAILURE TO SUPPLY THE OEM PRODUCTS, OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, (1) SUPPLIER AND AGILENT  WILL BE RESPONSIBLE FOR ANY DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ARTICLE 15 ABOVE; (2) SUPPLIER WILL BE RESPONSIBLE FOR PRODUCT LIABILITIY CLAIMS ARISING FROM OEM PRODUCTS NOT COMPLYING WITH THE TERMS OF THIS AGREEMENT; AND (3) AGILENT WILL BE REPSONSIBLE FOR PRODUCT LIABILITY CLAIMS ARISING FROM DEFECTS IN AGILENT PRODUCTS (EXCEPT TO THE EXTENT THAT THOSE DEFECTS ARE COVERED UNDER (2) ABOVE).

23.           TERMINATION

23.1         Reason for Termination. Either party may terminate as defined in Article 19. In addition Agilent may terminate after 90 days notice if Supplier is purchased by or merged into another Company which owns more than 50% of the shares of Supplier after such purchase or merger.  Should Agilent terminate this Agreement based on the purchase or merger of Supplier, Agilent shall have the option to a one–time lifetime buy of 12 months from Supplier pursuant to the terms of Section 12.1 above, including support as set forth in Articles 11, 12, 13 and 14. Should such purchase or acquisition occur during the First Contract Year for the CH 2000 System, Agilent shall have the additional remedy of recovering its NRE paid to Supplier.  Supplier may terminate after 90 days notice if Agilent is purchased by or merged into another Company which owns more than 50% of the shares of Agilent after such purchase or merger other than any purchase of HSG by Koninklijke Philips Electronics N.V.

23.2         Outstanding Orders. Orders issued prior to the expiration of this Agreement with Shipment Dates prior to or within 90 days of expiration must be fulfilled pursuant to and subject to the terms of this Agreement. Upon termination of this Agreement for Supplier’s breach, Agilent may cancel any outstanding Order or require Orders to be fulfilled even if a Shipment Date is after the date of termination.   Upon termination for Agilent’s breach, Supplier may, at its option, refuse to fulfill any orders outstanding as of the date of termination.

23.3         Return of Property. Each party must return all Property and Confidential Information of the other party to the other party upon expiration or termination.  All such property must be in good condition, normal wear and tear excepted.  Each party will determine the manner and procedure for return of its property. The party receiving the returned property will bear all return freight costs if return is due to such party’s convenience or an uncured breach by such party.  Otherwise, the party returning the property will bear all such costs.

23.4         Surviving Provisions. Notwithstanding the expiration or early termination of this Agreement, the provisions regarding Warranties in Article 10, Support in Article 11, Manufacturing Rights in Article 12, Marketing and Licensing in Article 14, Intellectual Property in Article 15, Confidentiality in Article 20, Insurance Requirements in Article 21, Limitation of Liability in Article 22, and the Miscellaneous provisions below will each survive in accordance with their terms.

24.           MISCELLANEOUS

24.1         Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party’s designated recipient specified in Section 3.5.  Notices are validly given upon the earlier of confirmed receipt by the receiving party or threedays or seven days, for international notices, after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party.  Notices may also be delivered by telefax and will be validly given upon written confirmation of receipt.  Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

24.2         Exhibits. Each Exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made.

Exhibit A                OEM Products and Specifications

Exhibit B                Supplier’s Prices

Exhibit C                Schedule of Minimum OEM Shipments

Exhibit D                Release Delays Schedule of Minimum Shipments

Exhibit E                 CDA

Exhibit F                 Software License Terms

Exhibit G                Deposit Agreement

Exhibit H                Cost of Replacement Parts

Exhibit I                  Support Flowchart

24.3         Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other.  Nothing in this Agreement precludes either party from independently developing, manufacturing, selling or supporting products similar to the OEM Products.

24.4         Assignment.  Neither party may, directly or indirectly, in whole or in part, neither by operation of law or otherwise, assign or transfer this Agreement or delegate any of its obligations under this Agreement without the other party’s written consent, except to the extent permitted by this Section 24.4.  Any attempted assignment, transfer or delegation without such prior written consent or as otherwise permitted under this Section 24.4 will be void.  Notwithstanding the foregoing, Agilent, or its permitted successive assignees or transferees, may assign or transfer this Agreement or delegate any rights or obligations hereunder without consent:  (1) to any entity controlled by, or under common control with, Agilent, or its permitted successive assignees or transferees; or (2) in connection with a merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of Agilent or all or substantially all of the assets or business of the Healthcare Solutions Group, or its permitted successive assignees or transferees.  Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns. In the event that Supplier assigns or transfers this Agreement or delegates any rights or obligations hereunder without Agilent's consent Agilent may terminate this Agreement by giving Supplier written notice within ninety (90) days after receiving written notice from Supplier of such assignment, transfer or delegation.

24.5         No Waiver.  The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party.  Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

24.6         Reference to Days.  All references in this Agreement to “days” will, unless otherwise specified herein, mean calendar days.

24.7         Headings.  The Section headings used in this Agreement are for convenience of reference only.  They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

24.8         No Publication.  Neither party may publicize or disclose to any third party, without the prior written consent of the other party, the terms of this Agreement, except as may required by law or regulation.  Without limiting the generality of the foregoing sentence, no press releases may be made without the prior, mutual written consent of each party.

24.9         Severability.  If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability.  The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added.  The other provisions of this Agreement will remain in full force and effect.

24.10       Entire Agreement.  This Agreement comprises the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties.  No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

24.11       Governing Law.  This Agreement will be governed in all respects by the laws of the Commonwealth of Massachusettswithout reference to any choice of laws provisions.

APPROVED AND AGREED TO:

SUPPLIER:	AGILENT TECHNOLOGIES, INC.

By: /s/David Chazanovitz	By: /s/Gary E. Hutchinson

Typed Name: David Chazanovitz	Typed Name: Gary E. Hutchinson
Vice President & General Mgr.
Title: President & CEO	Title: Cardiology Division

EXHIBIT A

OEM PRODUCTS AND SPECIFICATIONS

1.             WINDOWS 2000 VERSION OF CH 2000 SYSTEM

General Description
Computer–based Cardiac Diagnostic System controls both treadmill and ergometer stress test protocols. Cart–mounted computer, display, keyboard, and output devices for both hospital and office settings.
Computer
Type: IBM–compatible Pentium III® (or equivalent), with 64 Mbytes (minimum) RAM, and 500 MHz (minimum) processor with 3.5 floppy disk.
Operating System: Windows 2000.
Data storage: 2 Gbyte (minimum) hard drive provides full disclosure ECG storage for 30 full tests. Optional features to include a magnetic optical disk.
Removable media: 3 1/2 inch, 1.44 Mbytes PC–compatible diskette for software update
Keyboard: Dedicated keys for common functions.

Display
Type: 15–inch, high–resolution, color monitor mounted on swivel–tilt bracket.
ECG Screen: Displays full 12 leads of diagnostic ECG, 2.1 sec. each, plus 9.4 sec. rhythm lead, and 3 or 6 leads of 6.5 sec., all on 1 mm color grid background (patented).
Medians: Displays 12 lead median beats, continuously updated, with rest reference medians.
Graphs: Selectable trends of BP, HR and ST levels, continuously updated.
Data: Displays stage, stage time, exercise time, speed, grade, heart rate, blood pressure, and other variables.
Sweep speeds: 25 or 50mm/sec.
Freeze: Freezes 3, 6 or 12 lead ECG with continuous update of rhythm lead.
Gain: 5, 10 or 20 mm/mV.
WaveReview: Captures and stores every beat for efficient screen–review of entire test, or of selected time periods. Stores up to 30 tests.

ECG Amplifier
Packaging: Belt mounted patient amplifier module with removable patient cable.
Leads: (1) Standard 12–lead.
Sample rate: 1000 Hz. nominal
Frequency response: 0.05 to 250 Hz.
Common mode rejection: 100 dB min.
Input impedance: 10 Mohm min. (per ANSI/AMI EC–11 1991)
Line filter: 50/60 Hz adaptive canceller.
Pacemaker detection: Detects pacemaker spikes between 0.5 – 2.0 ms and 2 – 250 mV.
Defibrillation protection: Protected to 5000V and 400J (per ANSI/AAMI EC–11 1991).

Signal Processing/ECG Computations
WaveStar™ Signal Processing Technology: Removes motion and muscle artifact specifically in the ST segment and T–wave while preserving the QRS complex. Minimizes distortion to enhance more accurate diagnostic interpretation.
Heart rate computation: Sliding average of last 8 beats.
ST–T computations: ST level, slope, integral, and index.
QRS detection: Threshold detection using bandpass filtered ASV (Absolute Spatial Vector).
ST reference: Automatic J–point calculation based on ASVV (Absolute Spatial Vector Velocity) of median beats, continuously updated.
Median beat calculation: Incremental update of median beats, including “relearn" response to gross changes in morphology and elimination of artifact and ectopic or aberrant beats.
Artifact filter: Linear phase low–pass filter at 40Hz, independently applied to screen display and printer output.
Baseline filter: Zero Distortion Linear Baseline Stabilization filter reduces wander without distorting ST segment, is independently selectable to screen and printer output; meets ANSI/AAMI diagnostic standards.

Stress Test Controller
Treadmill Interface: Computer controls treadmill speed and incline; standard RS–232 interface or optional Analog Interface Card. Compatible with:
• TrackMaster 400 and 425
• Parker PM Medical (TM425 Serial Interface Protocol)
• Quinton Q50, Q55, Q55XT, Q65 and Series 90
• Marquette 1800 analog
• Marquette 1800 CASE 12 compatible, 1900 and 2000.
Optional analog interface card required for Quinton treadmills and Marquette 1800 analog treadmills. Optional interface cables required for all treadmills.

Bicycle Interface: Computer controls bicycle resistance and measures RPM; standard RS–232 or optional analog interface. Compatible with:
• Quinton Lode Corival
• Ergoline 900
• Seca CardioTest 100.
Optional Analog Interface Card required for Lode Corival. Optional interface cables required for all bicycles.

Stress Echo Interface: Optional interface to HP 2500 and Acuson XP.  Requires Analog Interface Card.
Protocols: Bruce, modified Bruce, Naughton, Astrand, and physician customized protocols.
User Programming: User–defined protocols, screen and report formats, calculations, metrics, and other preferences saved in site–specific file.

Strip Chart Recorder Output
Paper Supply: 8.5 x 11 in. or A4, 8 dots/mm vertical 16 dots/mm horizontal.
12 lead reports: 3x4+1, 6x2+median and 6x2 formats; Rhythm report: Three user–selectable leads.
Full Disclosure Report: Displays the entire arrhythmia record.
Alternans Trend Report: Displays alternans levels vs. heart rate for the entire study.
Write from Display: All printouts start with data leaving the ECG display.
Summaries: Exercise summary, medians summary, worse case 12 lead, maximum exercise, and ST–HR loops.
Trend Reports: Trend graphs of ST level, ST slope, ST integral, and ST index.

Data Export Interface
Not available in initial release of Windows 2000 Version of the CH2000 System. Available upon release of [**] described in Section 2 of this Exhibit. Data output of Exercise Summary Report Median Summary 12 lead ECG at each phase end to file in XML format. Each filed of report (e.g. “bp value at stage 3”) is tagged in the with a unique indentifying code.

Safety and Performance Standards
Designed to meet or exceed: ANSI/AAMI Standards EC 11–1991 and EC 13–1992; EN 60601–1:; EN 60601–1–1:1991; EN 60601–1–2: 1993; EN 60601–2–27; CSA 22.2, No. 601.1–M90; EN 55011, Group 1, Class A; and UL2601–1.
Chassis leakage: <100 microamps RMS when measured in accordance with EN 60601–1.
Patient leakage: < 10 microamps sink current RMS when measured at the patient end of the patient cable in accordance with EN 60601–1.

Regulatory
Released Code will have appropriate FDA regulatory approval

Physical and Environmental Specifications
Size: Height: 58 in.; Width: 25.75 in; Depth: 27 in. Shipping weight 450 Lb.
Power requirements: 90V to 127V, or 207V to 253V; 50/60 Hz +/–1Hz.
Power consumption: 600 watts maximum.
Operating temperature: 10–32.5 degrees C .
Relative Humidity: 30 – 80% non–condensing.

[**]

EXHIBIT B

SUPPLIER’S PRICES
March – December, 2001
To be updated each August and February thereafter

Product	Supplier’s Price
CH2000 System
Including PM–3 Module, 10 Wire Set and cable to attach PM–3 to CH2000 and 1 year support (price will be reduced by $[**] during any year that Agilent agrees to increase minimum commitments by 50% ([**] in year one, [**] in year two or [**] in year three)	$[**]
[**]	$[**]
Analogue Interface Card (required for stress echo or analogue treadmill)	$[**]
Sensors	3rd party sensors can be used
Tier 2 Support (Parts & Consulting to Agilent)	$[**]
Magnetic Optical Drive Option (includes SCCI controller board)	$[**]
[**] Tier 2 Support (Parts & Consulting to Agilent)	$[**]

EXHIBIT C

SCHEDULE OF MINIMUM SHIPMENTS

	CH 2000 Systems		[**]		Total CH 2000 Systems
[**](*Assuming section 8 conditions are met)	Units [**]	Cost to Agilent	Units [**]	Cost to Agilent	Units [**]	Cost to Agilent
[**]	[**]	$[**]			[**]	$[**]
[**]	[**]	$[**]			[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
Total for 2001	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
Total for 2002	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
[**]	[**]	$[**]	[**]	$[**]	[**]	$[**]
Total for 2003	[**]	$[**]	[**]	$[**]	[**]	$[**]
Total Contract		$[**]		$[**]		$[**]

Each year thereafter	[**]	$[**]	[**]	$[**]	[**]	$[**]

Agilent Cost of CH 2000 Agilent Cost [**]		$[**]		$[**]

EXHIBIT D

Minimum Units Schedule if Release Date Slips for CH 2000 Systems

Any units in excess of this schedule will count towards the total minimum commitment.  If the release slips beyond [**] the minimums [**].
Release Date per specifications in Exhibit A	Before [**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Total 2001	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Total 2002	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Total 2001	[**]	[**]	[**]	[**]
Total Contract	[**]	[**]	[**]	[**]

Minimum Units Schedule if [**] Release Date Slips.

Any units in excess of this schedule will count towards the total minimums.  If release slips beyond [**] for [**] or [**] for [**] minimums [**].

Release Date per specifications in Exhibit A	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Total 2001	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
31–Dec–02	[**]	[**]	[**]	[**]
Total 2002	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Total 2001	[**]	[**]	[**]	[**]
Total Contract	[**]	[**]	[**]	[**]

EXHIBIT E

CONFIDENTIAL DISCLOSURE AGREEMENT

EXHIBIT F

SOFTWARE LICENSE TERMS

AGILENT LICENSE TERMS

LEGAL NOTICE:  PLEASE READ THESE TERMS BEFORE INSTALLING OR OTHERWISE USING THE LICENSED MATERIALS.  ALL USE OF THESE LICENSED MATERIALS IS SUBJECT TO THE LICENSE TERMS SET FORTH BELOW.  “LICENSED MATERIALS” INCLUDES THE SOFTWARE, ANY WHOLE OR PARTIAL COPIES, AND ANY ACCOMPANYING INSTRUCTIONS, DOCUMENTATION, TECHNICAL DATA, IMAGES, RECORDINGS AND OTHER RELATED MATERIALS.

USE OF THE SOFTWARE IS SUBJECT TO THE AGILENT SOFTWARE LICENSE TERMS SET FORTH BELOW. USING THE SOFTWARE INDICATES YOUR ACCEPTANCE OF THESE LICENSE TERMS. IF YOU DO NOT ACCEPT THESE LICENSE TERMS, YOU MAY RETURN THE SOFTWARE FOR A FULL REFUND. IF THE SOFTWARE IS BUNDLED WITH ANOTHER PRODUCT, YOU MAY RETURN THE ENTIRE UNUSED PRODUCT FOR A FULL REFUND.

AGILENT SOFTWARE LICENSE TERMS

The following License Terms govern your use of the accompanying Software unless you have a separate signed agreement with Agilent.

License Grant. Agilent grants you a license to Use one copy of the Software.   “Use” means storing, loading, installing, executing or displaying the Software. You may not modify the Software or disable any licensing or control features of the Software. If the Software is licensed for “concurrent use”, you may not allow more than the maximum number of authorized users to Use the Software concurrently.

Ownership. The Software is owned and copyrighted by Agilent or its third party suppliers. Your license confers no title to, or ownership in, the Software and is not a sale of any rights in the Software. Agilent’s third party suppliers may protect their rights in the event of any violation of these License Terms.

Copies and Adaptations. You may only make copies or adaptations of the Software for archival purposes or when copying or adaptation is an essential step in the authorized Use of the Software. You must reproduce all copyright notices in the original Software on all copies or adaptations. You may not copy the Software onto any public network. You may not lease, rent or sublicense the Software without Agilent’s prior written consent.

No Disassembly or Decryption. You may not disassemble or decompile the Software unless Agilent’s prior written consent is obtained, or in the case of software provided by a third party, unless such third party's consent is obtained. You may not modify, enhance, supplement, create derivative work from, adapt, translate, reverse engineer, decompile, disassemble or otherwise reduce the Software to human readable form; provided, however, that if reproduction of the code and translation of its form are necessary to obtain the information required to achieve the interoperability of the Software with other programs, You shall inform Agilent in writing accordingly and Agilent shall notify You within twenty (20) business days from receipt of Your request that: (i) Agilent or its licensor will perform the work in order to achieve such interoperability and charge You a reasonable expense allowance for such work, or (ii) You yourself will be entitled to undertake those actions, but only to the extent required to achieve the interoperability of the Software with other programs. Upon request, you will provide Agilent with reasonably detailed information regarding any disassembly or decompilation.   You may not cause or permit the disclosure, copying, renting, licensing, sublicensing, leasing, dissemination or other distribution of the Software or the Documentation by any means or in any form, without the prior written consent of Agilent.  You may not use the Software to conduct a service bureau or similar business for the benefit of third parties.

Transfer. Your license will automatically terminate upon any transfer of the Software. Upon transfer, you must deliver the Software, including any copies and related documentation, to the transferee. The transferee must accept these License Terms as a condition to the transfer.

Termination. Agilent may terminate your license upon notice for failure to comply with any of these License Terms. Upon termination, you must immediately destroy the Software, together with all copies, adaptations and merged portions in any form.

Export Requirements. You may not export or re–export the Software or any copy or adaptation in violation of any applicable laws or regulations.

U.S. Government Restricted Rights. The Software and any accompanying documentation have been developed entirely at private expense. They are delivered and licensed as “commercial computer software” as defined in DFARS 252.227–7013 (Oct 1988), DFARS 252.211–7015 (May 1991) or DFARS 252.227–7014 (Jun 1995), as a “commercial item” as defined in FAR 2.101(a), or as “Restricted computer software” as defined in FAR 52.227–19 (Jun 1987)(or any equivalent agency regulation or contract clause), whichever is applicable. You have only those rights provided for such Software and any accompanying documentation by the applicable FAR or DFARS clause or the Agilent standard software agreement for the product involved.

Limitation of Liability.  AGILENT AND ITS LICENSORS SHALL NOT BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES, EVEN IF AGILENT OR ITS LICENSORS ARE ADVISED OF OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL AGILENT'S AND ITS LICENSORS' AGGREGATE LIABILITY EXCEED THE PURCHASE PRICE OF THIS SOFTWARE.

EXHIBIT G

THREE PARTY ESCROW AGREEMENT

BY

AND

AMONG

AGILENT TECHNOLOGIES, INC.,

CAMBRIDGE HEART

AND

DSI TECHNOLOGY ESCROW SERVICES, INC.

DATED

March 16, 2001

THREE PARTY ESCROW AGREEMENT

Account Number: _______________

THIS ESCROW AGREEMENT is entered into by and among, DSI TECHNOLOGY ESCROW SERVICES, INC. a Delaware corporation with an office in Burlington, MA ("Holder"); Cambridge Heart, Inc., a Delaware corporation with offices at One Oak Park Drive, Bedford, MA ("Supplier"); and Agilent Technologies, Inc., a Delaware corporation with principal offices at 395 Page Mill Road, Palo Alto, California 94304 ("Agilent").

AGREEMENT

The parties hereby agree as follows:

1.             General.  This Escrow Agreement is entered into in furtherance of the provisions and objectives of that certain OEM Purchase Agreement effective as of March 15 2001 between Agilent and Supplier (the "Master Agreement") regarding supply of those products specified in such Master Agreement ("Product(s)").  This Escrow Agreement is effective as of March 15, 2001 (the "Effective Date").  Any additional or contrary terms contained in the Master Agreement will supersede and take precedence over the terms contained in this Escrow Agreement.

2.             Deposit.

2.1              Supplier will deposit with Holder those materials specified in Exhibit 1 (the "Deposit"), and keep the Deposit at the current revision level on a quarterly basis commencing with the Effective Date. All Deposits will be in either printed or machine–readable format.  The Deposit must also include current regulatory concurrence letters.

2.2              In addition, during the initial or any renewal term of this Escrow Agreement, Supplier will promptly update the Deposit whenever Supplier issues a new version or release of the product that is the subject matter of the Master Agreement, or otherwise makes any revisions or changes to its manufacturing process relating to the Deposit.  Supplier also agrees to comply with Holder's reasonable requests for the replacement of Deposit materials likely to physically degrade.

2.3              Holder will destroy any replaced Deposit unless Agilent instructs Holder to retain it within twenty (20) days of notice from Holder of such replacement. Retention of the replaced Deposit may incur an additional fee, as specified in Holder's fee schedule.

3.             Verification and Delivery.  The Deposit will be packaged for storage as reasonably instructed by Holder and accompanied by a cover sheet identifying the contents as indicated in Exhibit 2.  Risk of loss or damage to the Deposit during shipment will lie with the party sending it.  Agilent will have the right to verify, at Supplier's site, each Deposit before shipment.  Supplier will give Agilent fifteen (15) days advance written notice and opportunity to inspect, witness compilation, test and otherwise reasonably assure itself of the contents of the Deposit to be shipped.  Agilent may authorize a third party to act in its place, provided that the third party agrees to any confidentially obligations assumed by Agilent in the Master Agreement.  Supplier hereby grants Agilent and Holder, free of charge, the right to use the facilities of Supplier, including its computer systems, to verify the Deposit.  Supplier will make available technical support personnel as necessary to verify the Deposit.

4.             Storage of Deposit.  Holder will safe keep the Deposit in a security vault and exercise the same high standard of care to protect the Deposit which Holder would use to protect other items of this nature which Holder might hold, but in no event less than that standard of care customary in the industry.

5.             Use and Nondisclosure.  Except as provided in this Escrow Agreement, Holder will not disclose or make any use of the Deposit, nor will Holder disclose or make use of any confidential information provided to Holder by Supplier or Agilent in connection with this Escrow Agreement without the prior written consent of Supplier or Agilent, respectively.  These obligations will continue indefinitely notwithstanding termination of this Escrow Agreement.

6.             Records and Audit RightsError! Bookmark not defined..  Holder will keep complete written records of the activities undertaken and materials prepared pursuant to this Escrow Agreement.  Upon reasonable notice to Holder during the term of this Escrow Agreement, Supplier and Agilent will be entitled to inspect the records of Holder with respect to this Escrow Agreement at reasonable times during normal business hours at Holder's facilities and to inspect the Deposit required then to be held by Holder; provided, however, that Supplier shall be given the opportunity to be present whenever Agilent inspects the Deposit.

7.             Release of Deposit.

7.1             The Deposit will be released to Agilent upon the occurrence of any of the following events:

a.  Failure of Supplier, within ninety (90) days after Agilent's giving notice, to fulfill a material obligation as required in the Master Agreement (e.g. manufacturing, required engineering changes, support);

b.  Failure of Supplier, within ninety (90) days after Agilent's giving notice, to fulfill its obligations to update the Deposit as required hereunder;

c.  Immediately upon breach by Supplier of Section 11.6 or 11.7 of the Master Agreement;

d.  Failure of Supplier to continue to do business in the ordinary course.

e.  Unless prohibited by law, the filing of a petition by or against Supplier for relief under the United States Bankruptcy Code; a general assignment for the benefit of creditors by Supplier; the appointment of a general receiver or trustee in bankruptcy for Supplier's business or property; or action by Supplier under any state insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation. However, the occurrence of the described events will not apply if, within thirty days thereafter, Supplier (including its receiver or trustee in bankruptcy) provides assurances, reasonably satisfactory to Agilent, of Supplier's continuing ability and willingness to fulfill all of its material obligations under the Master Agreement; or

f.   The occurrence of a force majeure event relating to an obligation of Supplier under the Master Agreement uncured within 120 days after its occurrence.

7.2              If Agilent notifies Holder of the occurrence of a release condition as defined above, Holder will immediately notify Supplier and provide Supplier with a copy of the notice from Agilent.  Supplier will have ten (10) business days from the date Holder sends its notice to notify Holder, with a copy to Agilent, that the release condition has not occurred or has been cured.  Failing such timely notice, Holder will release a copy of the Deposit to Agilent.  However, if Holder receives timely notice from Supplier, Holder will not, unless Agilent exercises its rights to the procedures as specified below in Section 9, release a copy of the Deposit but will instead institute the Dispute Resolution Process in Section 10 within five (5) business days of such timely notice from Supplier.

8.               Release Pending Determination. In the event that Agilent, despite Supplier's assertion otherwise, determines in good faith that an uncured release condition has occurred, then Agilent will have the right to demand immediate release of the Deposit, subject to the following.  Prior to the release of the Deposit, Agilent will be required to post a bond with Holder, payable to Supplier, in an amount to be mutually agreed not to exceed the total amount Agilent would owe Supplier under the Master Agreement with respect to the Product that is subject of the Deposit.  Should the Dispute Resolution Process ultimately determine that an uncured release condition has in fact not occurred, then Agilent will immediately return the Deposit to Holder and Holder will release the bond to Supplier. Agilent's aggregate liability to Supplier under this Article for causing a release of the Deposit under this Section 8 based on an alleged uncured release condition which has in fact not occurred will be limited to the sum of:  (a) the $[**] royalties for each CH 2000 [**] payable to Supplier in accordance with Section 12.2 of the Master Agreement; and (b) $[**] for each CH 2000 and $[**] for each [**] which is sold by Agilent after such release of the Deposit.

9.               Dispute Resolution Process.  Holder will first notify Supplier and Agilent in writing of contrary instructions from Agilent and Supplier for release of the Deposit.  Within five (5) business days after the date the notice is sent by Holder, three referees will be appointed, one each by Supplier, Agilent and Holder.  Each party will notify the others of its referee's identity within the five–day (5) period or forfeit its right to appoint one.

On the tenth (10th) business day after the dispute notice from Holder, the referees will meet at the offices of Holder and will hear testimony and other evidence that Supplier and Agilent may wish to present with respect to the dispute.  The meetings will proceed with whatever number of duly appointed referees attend the meetings, and will be conducted from 8:30 am. to 5:30 p.m. on no more than five (5) consecutive business days, national holidays excluded.  Agilent will present up to two days of evidence followed by up to two days of presentation from Supplier, followed by a final day reserved for rebuttal by each party in the morning and afternoon, respectively.  Supplier, Agilent and Holder agree that the evidence and results of the hearings will not be disclosed to third parties.

Within two (2) business days after the close of the presentations, the referees will resolve the dispute by majority vote.  An abstention will be deemed a vote in favor of release.  The parties agree that this decision will be final, binding, not subject to appeal and enforceable by a court of competent jurisdiction.  All costs of the referees will be borne by the unsuccessful party.

10.              Joint Release.  Agilent and Supplier may, by joint written instruction to Holder, authorize the release of the Deposit or a copy of it to the party named in the instruction.

11.              Rights in the Deposit.

11.1            Holders Rights.  Supplier hereby grants to Holder ownership of and title to those physical copies of the Deposit delivered to Holder subject to Holder's agreement to use, reproduce and release the Deposit only as necessary to fulfill its obligations under this Escrow Agreement.

11.2            Agilent’s Rights.

a.  Supplier hereby grants to Agilent a present license in the intellectual property content of the Deposit exercisable upon release of the Deposit by Holder to Agilent.  Agilent's license is worldwide non–exclusive and royalty–bearing in accordance with Section 12.2 of the Master Agreement.  Agilent's license is limited in duration to the term of the Master Agreement as may be renewed.  Agilent's license is restricted to the furtherance of Agilent's rights or fulfillment of Supplier's obligations as set forth in the Master Agreement as may be amended or extended.  If the Master Agreement is terminated before concurrently with or after the exercise of Agilent's right to access the Deposit under this Escrow Agreement the duration and scope of the foregoing license will be interpreted as if the Master Agreement was not so terminated.

b.  The foregoing license includes the right to reproduce, translate, modify and distribute copies, translations, derivative works, compilations and collective works of any Deposit user documentation or software (in machine–readable form only).  For all other intellectual property content of the Deposit, Agilent's license includes the right to make, have made, use, sell, import, offer for sale and distribute products based on the Deposit under any intellectual property right including patent, copyright, mask work, trade secret or other similar right.  In all cases, Agilent's license includes the right to use subcontractors or sublicensees provided they comply with any confidentiality obligations assumed by Agilent in the Master Agreement.

c.  In addition, Supplier grants to Agilent the right to use the materials from Supplier's vendors and subcontractors reasonably required for the manufacture, support and distribution of the products to which the Deposit relates ("Related Materials") or will use its best efforts to allow Agilent to procure the Related Materials from Supplier's vendors and subcontractors.

d.  Agilent will treat the Deposit and Related Materials as confidential information according to the terms of the Master Agreement.

e.  If permitted by local authority, Supplier hereby grants to Agilent the right to utilize its manufacturing and distribution approvals anywhere in the world.

12.             Term and Termination.  This Escrow Agreement will have an initial term of one (1) year, renewable upon receipt by Holder of the specified renewal fee.  If Holder does not receive the renewal fee by the anniversary date of this Escrow Agreement, Holder will give notice to Supplier and Agilent.  If the fee is not received from Supplier or Agilent within thirty (30) days of such notice, this Escrow Agreement will expire.  Upon expiration of this Escrow Agreement, Holder will, at Supplier's option, either destroy or return the Deposit to Supplier. All obligations of Holder under this Escrow Agreement will terminate thereafter, except for those stated in the Use and Nondisclosure Section of this Escrow Agreement.

13.             Fees. Unless otherwise agreed, all fees will be due from Agilent in full upon receipt of Holder's invoice.  Fees will be those specified in Holder's schedule of fees in effect for the initial term of this Escrow Agreement plus taxes.  To be effective, Holder must notify Supplier and Agilent at least ninety (90) days prior to expiration of the initial term (or any renewal term) of this Escrow Agreement of any scheduled increase for the succeeding renewal term.

14.             Indemnification. Holder will be responsible for performing its obligations under this Agreement and to act in a reasonable and prudent manner with regard to this escrow arrangement.  Provided Holder has acted in the manner stated in the preceding sentence, Supplier and Agilent each agree to indemnify, defend and hold harmless Holder from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney's fees and other liabilities incurred by Holder relating in any way to this escrow arrangement.

15.             Miscellaneous.

15.1           Account Representatives and Notices.  Supplier, Agilent and Holder will each designate an authorized individual(s) to receive notices and otherwise act on behalf of Supplier in connection with this Escrow Agreement, as set forth in Exhibit 3.  Representatives may be changed by written notice to the other parties. Notices are validly given upon the earlier of confirmed receipt by the receiving party or three days after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party.  Notices may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt.

15.2           Authenticity.  Holder may act in reliance upon any instruction, instrument or signature believed to be genuine and may assume that it has been duly authorized.

15.3           Merger.  The Master Agreement and this Escrow Agreement, including the Exhibits, constitutes the entire agreement between the parties concerning the subject matter hereof and will supersede all previous communications, representations, understandings, and agreements, oral or written, between the parties.

15.4           Assignment.  No party may assign any rights or obligations of this Escrow Agreement without the prior written consent of the others.

15.5           Exhibits.  Each Exhibit attached to this Agreement is deemed a part of this Escrow Agreement and incorporated herein wherever reference to it is made.

15.6           Independent Contractors.  The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other.

15.7           No Waiver.  The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party.  Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

15.8           Definition Of Days.  All references in this Agreement to "days" will, unless otherwise specified herein, mean calendar days.

15.9           Headings.  The Section headings used in this Agreement are for convenience of reference only.  They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

15.10         No Publication.  Neither party may publicize or disclose to any third party, without the written consent of the other party, the terms of this Agreement.  Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of each party.

15.11         Severability.  If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be modified or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability.  The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the parties' original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added.  The other provisions of this Agreement will remain in full force and effect.

15.12         Governing Law.  This Agreement will be governed in all respects by the laws of the State of California without reference to any choice of laws provisions.  The parties hereby consent to the exclusive jurisdiction and venue of the courts located in California.  The parties hereby waive any application of the United Nations Convention on the Sale of Goods with respect to the performance or interpretation of this Agreement.

15.13         Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original.

AGREED:

HOLDER:
By:
Print Name:
Title:

SUPPLIER:
By:
Print Name:
Title:

AGILENT TECHNOLOGIES, INC.
By:
Print Name:
Title:

EXHIBIT 1

DEPOSIT

Hardware Manufacturing Materials (whenever relevant)

1.	Design Specifications for the Product.

2.	Electronic or paper copies of manufacturing drawings, specifications, schematics, and other drawings pertinent to manufacture Products and Spare Parts at the revision level then in effect.

3.	Final test procedures.

4.	Printed circuit board layouts in machine–readable form.

5.	Materials lists, broken down by assembly, including reference designators.

6.	Source code of and master samples of programmable hardware, such as ROM/PROM firmware, PALs, etc.

7.	Vendor contact information.

Source Code (whenever relevant)

1.	A copy of source code.

2.	A description of the development system, hardware, software, compilers and the like sufficient for Agilent to continue development and support of the software included n the Master Agreement.

EXHIBIT 2

DEPOSIT COVER SHEET

Cover Sheet for Delivery of Deposit

Deposit Account Name

Deposit Account Number

                 Deposit                 Supplement to Deposit                      Replacement of Deposit

Program Name ____________________________________________________ Version

Date _____________________________ CPU/OS _______________________ Compiler

Application

Utilities needed

Special Operating Instructions

Media _______________________________________ Quantity

EXHIBIT 3

ACCOUNT REPRESENTATIVES

SUPPLIER:	Copy to:

Name
Title
Address

Phone

AGILENT:	Copy to:

Name
Title
Address

Phone

HOLDER:

Name
Title
Address

Phone

EXHIBIT H

Service Parts Price List – 2000

Agilent Parts only

Part Number	Description	Distr. $

MISC

	Replacement PM–3 Module	$[**]
00100–000	Manual, Service CH2000	$[**]
10–0093–002	Manual, Operators CH2000	$[**]
10056–001	Center Bin	$[**]
10072–001	Analog Interface PCB	$[**]
10089–001	Keyboard Assembly, U.S. version	$[**]
10097–001	Hard Disk Drive (Win2000 domestic)	$[**]
10097–003	Hard Disk Drive (Win2000 International)	$[**]
20002–001	System Power Cable (US)	$[**]
20002–003	System Power Cable (Unterminated for inter. )	$[**]
20008–003	PS2 Mouse	$[**]
20009–004	Monitor Iiyama	$[**]
20045–001	Monitor fastening screw	$[**]
20128–001	Monitor slotted washer	$[**]
20129–002	Spare Fuse 5x20 Slow Blow, 5A (Europe)	$[**]
20129–003	Spare Fuse 5x20, Slow Blow, 6.3A (US)	$[**]
20298–001	2 3/8”" caster	$[**]
20298–002	4”" caster	$[**]
20517–001	Loopback Plug, 9 pin Serial	$[**]
20517–002	Loopback Plug, 25 pin Serial	$[**]
20518–001	Loopback Plug, 25 pin Parallel	$[**]
20550–002	Molded Top Deck assembly. (new cart)	$[**]
99999–999	Labor rate	$[**]
	Assembly. Computer	$[**]
20131–003	Thermal Recorder 8 ½ X 11 AR300	$[**]
10069–001	Magnetic Optical Drive Option (incl. SCCI controller board)	$[**]

Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.

Service Parts Price List – 2000
Agilent Parts only
Part Number	Description	Distr. $

CABLES

10–0150–001	PM–3 Data Cable	$[**]
10075–001	I/F Cable, Marquette 1800,1900,and Case 12	$[**]
20062–002	I/F Cable, Quinton Q55, Q65, and Series 90	$[**]
20062–003	I/F Cable, Marquette 1800 Analog	$[**]
20062–007	BE 350 Ergometer Cable	$[**]
20062–009	I/F Cable, Trackmaster TM425, (9 pin – 9 pin)	$[**]
20063–001	Interface Cable, Lode Corival 400 Ergometer	$[**]
20063–004	Interface Cable, Seca Cardiotest 100 Ergometer	$[**]
20063–007	Interface Cable, Ergoline 900	$[**]
10–0154–001	PM–3 Lead set, Std Stress 10 Electrode, US format	$[**]
10–0154–002	PM–3 lead set, Std Stress 10 Electrode, Inter.	$[**]
20367–001	Interface Cable, Strip chart printer	$[**]
20470–001	Interface Cable, Stress Echo	$[**]

 EXHIBIT I

Agilent/Cambridge Heart Support Flowchart

[**]

[**] Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.